EXHIBIT 10.6

AMENDMENT TO

COMPENSATION SCHEDULE FOR

NON-EMPLOYEE DIRECTORS

In September 2010, based in part upon advice received from the independent compensation consultant (Towers Watson) to the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Rural/Metro Corporation, a Delaware corporation (the “Company”), the Board approved an amendment to the equity grant provisions of the Company’s compensation policy for non-employee directors.

In view of the significant appreciation in the price of the Company’s Common Stock since the previous equity grant to non-employee directors in December 2009, and to maintain consistency in the value of grants made to non-employee directors from year to year, the Board determined that grants will be made based upon a target value, rather than a fixed number of shares.

Accordingly, effective in fiscal 2011, the compensation policy provides that the annual equity grants to continuing, non-employee directors will continue to be made in the form of RSUs to be granted on or about the date of the annual meeting of stockholders, but the number of RSUs will be based upon a grant value of $60,000 (rather than the fixed amount of 6,500 RSUs, as previously granted).

Other terms and conditions of equity grants to non-employee directors remain unchanged. The maximum number of RSUs that may be granted to any non-employee director each year remains capped at 7,500 RSUs. Further awards are subject to approval of the Committee.